EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Information:

Contact:

Michael Doherty

Phone:

(949) 673-1907

E-mail:	mdoherty@trestlecorp.com

MAINE HEALTH ALLIANCE EXTENDS ACCESS TO HEALTHCARE IN RURAL MAINE USING
TRESTLE TELEMEDICINE PRODUCTS

Six Northern Maine Community Hospitals will Rely on Trestle’s MedReach Application for
Improved Access to Specialty Patient Care

NEWPORT BEACH, Calif., Dec. 23, 2003 - (OTCBB.TLHO) Trestle Holdings Inc., a supplier of tissue imaging and network medicine applications, announced today that Maine Health Alliance (MHA), a non-profit organization consisting of approximately 325 physicians and 11 hospitals in Northern Maine, has purchased the Company’s telemedicine product, MedReach.

MedReach provides real-time integrated medical data sharing among physicians and patients while enabling the remote examination, diagnosis, and treatment of patients.

Using the Company’s MedReach system, MHA will now offer specialty care to underserved rural patients in Northern Maine by linking six rural sites to the St. Joseph Healthcare System.  The participating sites in Maine include Cary Medical Center in Caribou, Maine Coast Memorial Hospital in Ellsworth, Mayo Regional Hospital in Dover-Foxcroft, Penobscot Valley Hospital in Lincoln, and St. Joseph Hospital in Bangor.

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“The lack of access to specialty health care has been identified as a statewide concern for Maine and we are excited that we now have the technology to help address this concern,” said Sister Mary Norberta, C.S.S.F., FACHE, President and CEO, St. Joseph Healthcare.  “We want to be able to provide the best possible care to our patients without having them worry about transportation. “

“We are very pleased to be collaborating with Maine Health Alliance to improve healthcare access throughout the state of Maine,” said Michael Doherty, Chairman of the Board of Directors, Trestle Holdings, Inc.  “We look forward to working with additional healthcare providers, like Maine Health Alliance, to improve patient care through implementing our telemedicine technology.”

In addition to improving access to specialty care for rural patients, MHA plans to utilize MedReach to offer distance learning opportunities and continuing education medical courses to isolated health care providers via the Internet.  MHA is expected to go live with MedReach in January 2004.

For more information about Trestle Corporation and its tissue imaging and network medicine applications, please visit the Company’s Web site at www.trestlecorp.com.

About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company’s products, MedReach, MedMicro and MedScan, link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables new collaboration and data analysis methods, improves the pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products, MedMicro™ and MedScan™, have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  MedMicro, the Company’s live microscopy product, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. MedScan, the Company’s second generation imaging product, performs high-speed whole glass slide digitization.  MedScan facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, MedScan enables improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine product, MedReach™, allows scientists, physicians and other medical professionals around the world to service more patients. MedReach uses proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information Contact:

Trestle Corporation, Michael Doherty, 949/673-1907

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